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                                    Exhibit 4

                    Forms of Variable Annuity Contract Riders


                                                                    AVLIC logo
                             Value+ Option Rider

benefits

We will credit an additional 4% (Credit) on all premium payments you make during the first twelve months of the Policy. The Credit will be funded from our general account assets and will be credited proportionately among the investment options you select for premiums. Refunds made under the Policy=s free-look provision will not include any Credit amount.

For premium payments received in Policy Years two through nine, we will provide a proportionately reduced credit according to the following schedule:

                Policy Year               Formula                Reduced Credit
                -----------               -------                --------------
                2                         4% x 8/9                       3.56%
                3                         4% x 7/9                       3.11%
                4                         4% x 6/9                       2.67%
                5                         4% x 5/9                       2.22%
                6                         4% x 4/9                       1.78%
                7                         4% x 3/9                       1.33%
                8                         4% x 2/9                       0.89%
                9                         4% x 1/9                       0.44%

No credits are provided after Policy Year nine.

withdrawals and credit value recapture

The Credit plus any increases for earnings or reductions for investment losses on the Credit are known as the Credit Value. Credit Value withdrawn due to withdrawals will be proportionate from your investment option allocations at the time of the withdrawal.

The Credit Value withdrawn is based on applying the ratio of the Credit Value to the Policy Value immediately prior to the withdrawal to the total withdrawal amount. The Credit Value recaptured is a percentage of the Credit Value withdrawn, where the percentage will be reduced proportionately during the first nine Policy Years. In the first Policy Year, the Credit Value recaptured is one hundred percent (100%) of the Credit Value withdrawn. In Policy Years two through nine, we will reduce the recapture ratio one- ninth each year according to the following schedule. No recapture will occur after the ninth Policy Year.

         Policy Year          Percentage
         2                           89%
         3                           78%
         4                           67%
         5                           56%
         6                           44%
         7                           33%
         8                           22%
         9                           11%


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No recapture of the Credit Value will take place:

         -  on free withdrawal amounts as provided in any other rider;
         - if the Policy is annuitized and applied to a life contingent income option (assuming no premiums paid for two years prior to annuitization);
         -  if a death benefit becomes payable; or,
         - if distributions are required in order to meet minimum distributions requirements under the Internal Revenue Code.

charge

A percentage of the policy value will be deducted from the policy value on the same date in each succeeding month as the Policy date, and will continue through the ninth Policy Year. There is no charge for this benefit after the ninth Policy Year anniversary. Whenever this date falls on a date other than a Business Day, the charge will be deducted on the next Business Day. This charge is noted in the Policy Schedule.

effective date

This rider will become effective on the date shown below. It may not be cancelled after issue and will terminate when the policy terminates.

                             Effective Date of Rider

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ESTATE PROTECTION BENEFIT RIDER

benefit

Upon the death of the Owner, we will pay an amount greater than the death benefit provided in the policy under the conditions of this rider. This greater amount is called the Estate Protection Benefit (EPB.)

The following definitions apply to the determination of the EPB amount.

         EPB amount = 40% x Benefit Base

         Benefit Base = (PVD - NPBB) < Benefit Cap, where:

         PVD = the Policy value on the date of the Policy Owner's death prior to any death benefit calculation;

         NPBB = net premiums used for the determination of the Benefit Base, which are premiums allocated to the Policy value less a proportionate share of each withdrawal based on the value of net premiums in relation to the Policy value times the amount of the withdrawal at the time of withdrawal. On each anniversary, NPBB is reset to the lesser of net premium (NP) or the Policy value as of that anniversary, where:

                  NP = net premiums, which are premiums allocated to the Policy value less a proportionate share of each withdrawal based on the value of net premiums in relation to the Policy value times the amount of the withdrawal at the time of withdrawal.

         Benefit Cap = 100% of NP reduced by premiums received within a certain period of time prior to death. If death occurs in the first policy year, there is no reduction for premiums received prior to death. If death occurs in the second policy year, all premiums received in the second policy year reduce the net premium amount. If death occurs after the second policy year, only premiums received within the 12 month period prior to death reduce the net premium amount.

EXAMPLE

Assume the following items:
         (a) Death occurs in policy year 5
         (b) Policy value at time of death is $90,000 (PVD = $90,000)
         (c) Net premiums adjusted for withdrawals is $53,000 (NP = $53,000)
         (d) Net premiums used for the determination of the Benefit Base is $50,000 (NPBB = $50,000)
         (e) Premium received within 12 months prior to death = $14,000
From this information, the following is determined:
         (a) Benefit Cap = $53,000 - $14,000 = $39,000
         (b) Benefit Base = $90,000 - $50,000 = $40,000, which is greater than the Benefit Cap, so the Benefit Base = $39,000
         (c) EPB amount = 40% of $39,000 = $15,600

charge

A percentage of the Policy value will be deducted from the Policy value on the same date in each succeeding month as the Policy date, and will continue for the life of the Policy. Whenever this date falls on a date other than a Business Day, the charge will be deducted on the next Business Day. This charge is noted in the Policy Schedule.

effective date

This rider will become effective on the date shown below. It may not be cancelled after issue and will terminate when the policy terminates.

                                                        Effective Date of Rider




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EXPANDED ESTATE PROTECTION BENEFIT RIDER

benefit

Upon the death of the Owner, we will pay an amount greater than the death benefit provided in the policy under the conditions of this rider. This amount is called the Expanded Estate Protection Benefit (EEPB.)

The following definitions apply to the determination of the EEPB amount:

         EEPB amount = 40% x Benefit Base

         Benefit Base = [(PVD - NPBB) + (z% x Transfer Premiums)] < Benefit Cap, where:

                  PVD = the Policy value on the date of the Policy Owner's death prior to any death benefit calculation;

                  NPBB = net premiums, used for the determination of the Benefit Base, which are premiums allocated to the Policy value less a proportionate share of each withdrawal based on the value of net premiums in relation to the Policy value times the amount of the withdrawal at the time of withdrawal. On each anniversary, NPBB is reset to lesser of net premium (NP) or the Policy value as of that anniversary, where:

                           NP = net premiums, which are premiums allocated to the Policy value less a proportionate share of each withdrawal based on the value of net premiums in relation to the Policy value times the amount of the withdrawal at the time of withdrawal

                  z = a percentage that varies by the number of years since receipt of appropriate Transfer Premiums, as follows:

                           Year Since Receipt                 z
                           ------------------                 -
                                    1                         10
                                    2                         20
                                    3                         30
                                    4                         40
                                    5+                        50

                  Transfer Premiums = premiums received as a result of a tax-free exchange or transfer. This includes premiums that qualify for Internal Revenue Code Section 1035 exchange treatment, and premiums that are a result of transfer, rollover, conversion or recharacterization.

         Benefit Cap = 100% of net premiums (NP) reduced by premiums received within a certain period of time prior to death. If death occurs in the first policy year, there is no reduction for premiums received prior to death. If death occurs in the second policy year, all premiums received in the second policy year reduce the net premium amount. If death occurs after the second policy year, only premiums received within the 12 month period prior to death reduce the net premium amount.


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EXAMPLE

Assume the following items:
         (a) Death occurs in policy year 3;
         (b) Policy value at time of death is $110,000 (PVD = $110,000);
         (c) Net premiums adjusted for withdrawals is $73,000 (NP = $73,000);
         (d) Net premiums used for the determination of the Benefit Base is
             $70,000   (NPBB = $70,000)
         (e) Transfer Premiums, which were all paid in policy year 1, are
             $10,000   (Transfer Premiums = $10,000);
         (f) Premium received within 12 months prior to death = $31,000.

From this information, the following is determined:
         (a) Benefit Cap = $73,000 - $31,000 = $42,000;
         (b) Benefit Base =[($110,000 - $70,000) + (30% x $10,000)] = $43,000,
             which is greater than the Benefit Cap, so Benefit Base = $42,000;
             and
         (c) EEPB amount = 40% of $42,000 = $16,800

charge

A percentage of the Policy value will be deducted from the Policy value on the same date in each succeeding month as the Policy date, and will continue for the life of the Policy. Whenever this date falls on a date other than a Business Day, the charge will be deducted on the next Business Day. This charge is noted in the Policy Schedule.

effective date

This rider will become effective on the date shown below. It may not be cancelled after issue and will terminate when the policy terminates.

                                                        Effective Date of Rider



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